Exhibit 107
Calculation of Filing Fee Tables
Prospectus Supplement
(Form Type)
Semtech Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid:	Equity	Common Stock	457(r)	10,496,032 (2)	$63.00	$661,250,016	0.0001531	$101,237.38	—	—	—	—

Fees Previously Paid:	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$661,250,016		$101,237.38

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$101,237.38

(1)
In accordance with Rules 457(r) under the Securities Act, the registrant initially deferred payment of all of the filing
fees for the Registration Statement filed on Form
S-3
(
File

No. 333-283603)
by the registrant on December 4, 2024.

(2)	Includes up to 1,369,047 shares of common stock that the underwriters may purchase pursuant to their option to purchase additional shares.